CERTIFICATE OF AMENDMENT

                                    OF

                       CERTIFICATE OF INCORPORATION

                               *  *  *  *  *


          SEALED AIR CORPORATION, a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the "Corporation"), DOES HEREBY CERTIFY
THAT:
          FIRST: At a meeting of the Board of Directors of the Corporation resolutions were duly adopted setting forth a proposed amendment to the Certificate of Incorporation of the Corporation, declaring such amendment to be advisable and directing that such amendment be considered at the next annual meeting of the stockholders of the Corporation. The resolution setting forth such proposed amendment is as follows:
               RESOLVED that this Board of Directors declares advisable the amendment of the first sentence of Article Fourth of the Certificate of Incorporation of the Corporation so that, as amended, said sentence shall read in its entirety as follows:

                    "FOURTH:  The total number of shares of stock
               which the Corporation shall have authority to issue is sixty-one million (61,000,000), sixty million (60,000,000) of which shall be common stock with a par value of One Cent ($.01) per share, amounting in the aggregate to Six Hundred Thousand Dollars ($600,000), and one million (1,000,000) of which shall be preferred stock without par value."

          SECOND: Thereafter, pursuant to resolution of its Board of Directors, the annual meeting of the stockholders of the Corporation was duly called and held, upon notice in accordance with Section 222 of the General Corporation Law of the State of Delaware, at which meeting the necessary number of shares as required by statute were voted in favor of such amendment.
          THIRD: Such amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.
          IN WITNESS WHEREOF, the Corporation has caused this certificate to be signed by T. J. Dermot Dunphy, its President, and attested by Robert M. Grace, Jr., its Secretary, this 19th day of May, 1995.

                              SEALED AIR CORPORATION

                              By s/T. J. Dermot Dunphy
                                   T. J. Dermot Dunphy
                                   President

[SEAL]

ATTEST:



s/Robert M. Grace, Jr.
Robert M. Grace, Jr.
Secretary